Exhibit 2.6

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 5th day of February, 1998, by and between AMBASSADOR PERFORMANCE GROUP, INC. ("Buyer"), a Delaware corporation, AMBASSADORS INTERNATIONAL, INC. ("Ambassadors"), a Delaware corporation, ROGAL AMERICA, CO. ("Seller"), a Massachusetts Business Trust, and ANDREW ROGAL ("Rogal").

     WHEREAS, Seller owns and operates a business under the name "Rogal America" which organizes and operates international management meetings and specializes in comprehensive, integrated housing, registration and travel services for major meetings, conventions, expositions and trade shows for business clients ("Business");

     WHEREAS, Rogal owns 99.6% of the issued and outstanding capital stock of Seller;

     WHEREAS, Buyer is a wholly owned subsidiary of Ambassadors; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets relating to the Business on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

     SALE AND PURCHASE OF ASSETS.
     ----------------------------
     Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements of Seller contained herein, Buyer will purchase from Seller at the Closing, and Seller will sell, assign, transfer, convey and deliver to Buyer at the Closing, the following assets and properties owned by Seller and used in connection with the Business ("Seller Assets"):

     INVENTORY AND SUPPLIES. All of the inventory, supplies and marketing materials of Seller produced or used in the operation of the Business;

     FIXED ASSETS. All of the furniture, fixtures, equipment, computers and improvements (which are not subject to a lease) located at the offices of the Business at 51 Water Street, Watertown, Massachusetts 02172, as well as any other furniture, fixtures, equipment and improvements owned by Seller and used in connection with the Business.

     INTANGIBLE ASSETS. All of the goodwill and other intangible assets relating to the Business, including but not limited to its telephone and fax numbers, software and programs, vendor lists and files, photocopies of such books and records relating to the Business which Buyer reasonably determines it will use after the Closing, client lists and files, and any and all tradenames, including but not limited to the name "Rogal America".

     LEASES. Seller's right, title and interest in and to the leases set forth in Exhibit 1(d) attached hereto.

     PREPAID EXPENSES AND DEPOSITS. Any and all prepaid expenses relating to the Business (other than program costs) as well as any security or other deposits relating to any leases which are to be assumed by Buyer under this Agreement.

     CONTRACTS. All of Seller's rights in and to contracts, work in progress (which includes programs which are in progress and which are not completed as of the Effective Date, as defined in Paragraph 8 below) and prospective contracts relating to the Business, all of which are set forth in Exhibit 1(f) attached hereto (which shall be updated at the Closing), including but not limited to all deposits received by Seller prior to the Closing in connection therewith which have not been paid by Seller for actual and direct program costs and expenses in connection with such contracts. Also set forth in Exhibit 1(f) is a list of all net deposits received by Seller relating to the contracts set forth therein (this amount reflects the deduction of all actual and direct program costs and expenses paid by Seller out of such deposits).

     PURCHASE PRICE AND ASSUMPTION OF CERTAIN LIABILITIES.
     -----------------------------------------------------
     The total purchase price to be paid by Buyer to Seller in respect to the Seller Assets is the following:

     The sum of Six Million Five Hundred Thousand Dollars ($6,500,000.00), subject to adjustment under Paragraph 2(c) below, payable to Seller at the Closing by a wire transfer of good funds into a commercial bank account of Seller in Massachusetts.

     The sum of Three Million Dollars ($3,000,000.00) ("Stock Amount") by way of Ambassadors delivering to Seller, within ten (10) business days after the Closing, shares of Ambassadors' common stock in an amount equal to the Stock Amount divided by the average of the closing prices of Ambassadors' common stock on NASDAQ for the fifteen (15) trading days immediately preceding the date of the Closing ("Per Share Valuation Price").

     The portion of the purchase price set forth in Paragraph 2(a) above shall be (a) reduced by an amount equal to the sum of (i) all deposits received by Seller in connection with the contracts set forth in
     Exhibit 1(f) attached hereto (as updated at the Closing) less the amount paid by Seller of all actual and direct program costs in connection therewith, and (ii) any and all compensation due to Seller's employees through the date of the Closing as well as any and all unpaid vacation pay, sick pay and the value of unused vacation time and (b) increased by an amount equal to the sum of the prepaid expenses and deposits described in subparagraph 1(e) above.

     In addition to the payments provided for above, Buyer shall assume at the Closing all obligations of Seller from and after the Closing under the leases described in Exhibit 1(d) attached hereto and the contracts described in Exhibit 1(f) attached hereto. The parties shall execute at the Closing the Assignment and Assumption Agreement attached hereto as Exhibit 2(d).

     In addition to the payments and obligations provided for above, Buyer shall pay to Seller, ONLY upon the following terms and conditions, the following:

     If for the period commencing on the Effective Date (as that term is defined below) and terminating on December 31, 1998 ("Measurement Period"), the net income before income taxes earned by Buyer from the operations of the Business is in excess of One Million Seven Hundred Thousand Dollars ("Net Income Requirement") AND the bookings for the Business for the 1999 calendar year (as determined as of December 31, 1998) exceeds the bookings for the 1998 calendar year (which Seller represents to be 6,467,932)("Bookings Requirement"), Buyer shall (i) pay to Seller the amount of Five Hundred Thousand Dollars ($500,000.00) in cash, shares of common stock of Ambassadors using the Per Share Valuation Price or any combination thereof and (ii) pay to Seller an amount equal to ten percent (10%) of that portion of the net income before income taxes which exceeds $1,700,000.00. "Bookings" for this purpose means the estimated value of programs as of December 31 to be performed in the following calendar year, the estimations to be reasonably made by Rogal consistent with past practices. If either the Net Income Requirement or the Bookings Requirement, or both, is not fulfilled, then Buyer shall not receive any of the shares referred to in (i) above or any payment referred to in (ii) above.

     For purposes of this Paragraph 2(e), the net income before income taxes shall be determined by Buyer's regular independent accountants on or before February 28, 1999 in accordance with generally accepted accounting principles consistent with Seller's past practices; provided, however, (i) there shall not be included any income generated from any acquisition of business purchased from third party entities after the Effective Date; (ii) there shall not be deducted any compensation and associated employment expenses paid to or on behalf of Gayle Schwartz or any new employees of the Business hired after the Effective Date whose employment is approved by Buyer, which approval shall not unreasonably be withheld; and (iii) there shall not be deducted any overhead or management fees of Buyer or Buyer's affiliates, any expenses incurred in connection with any business acquisition, any interest expense and any unusual or extraordinary bonuses.

     The purchase price shall be allocated in accordance with Exhibit 2(f) attached hereto. The allocation set forth in Exhibit 2(f) shall be adopted by the parties hereto for all purposes, including federal and state income tax purposes.

     If, during the two (2) year period immediately following the date of the Closing, Ambassadors completes an underwritten public offering of its common stock, which offering includes for sale shares of Ambassadors common stock which are owned by other shareholders of Ambassadors ("Selling Stockholders"), Seller shall have the right to include in such offering that percentage of shares of common stock of Ambassadors then owned by Seller which is the same percentage determined by dividing the number of shares sold by the Selling Shareholders by the total number of shares then owned by the Selling Stockholders, but in no event shall the percentage be less than the percentage of John Ueberroth's shares which are included in the offering. In order for Seller to include its shares in such offering, it shall enter into an agreement with the underwriter upon the same terms and conditions contained in the agreements between the underwriter and the Selling Stockholders. In addition, Ambassadors and Seller shall agree upon the same indemnification provisions agreed upon between Ambassadors and the Selling Stockholders.

     Except as specifically provided for above, and except for the loan with Citizens Bank of Rhode Island with an outstanding balance of approximately $54,000.00 ("Bank Loan") which is being assumed by Buyer, Buyer shall not assume any liabilities or obligations of Seller, whether with respect to the Business or otherwise. Seller shall continue to pay, as they become due, any and all of its liabilities, with respect to the Business or otherwise, except for those liabilities which are expressly assumed by Buyer under this Agreement.

     REPRESENTATIONS AND WARRANTIES OF SELLER AND ROGAL.
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     Seller and Rogal, jointly and severally, represent and warrant to
     Buyer that, as of the date hereof, and as of the date of Closing:

     ORGANIZATION AND STANDING OF THE BUSINESS. Seller is duly organized, validly existing and in good standing, and qualified to operate the Business under the laws of the state of Massachusetts, all local jurisdictions within said state and in all other jurisdictions required by law except where the failure to so qualify would not have a material adverse effect on the Business. Seller is not qualified to do business in Virginia as Virginia does not accept Massachusetts business trusts for foreign qualification. Seller has full power and authority to carry on the Business as now conducted and to own and operate the Business as well as its assets and properties. Seller has no subsidiaries or affiliates, direct or indirect, consolidated or unconsolidated except for Bureau Reservations Systems, Inc., which is presently inactive.

     COMPLIANCE. This Agreement has been duly executed and delivered by Seller, has been approved by all of Seller's shareholders and trustees and is binding upon and enforceable against it. The consummation of the transactions contemplated hereby will not result in the breach of any of the terms, provisions or conditions of, or constitute a default under or violate, as the case may be, Seller's Instrument of Trust, Bylaws, or any agreement, lease, license or other document or undertaking, oral or written, to which Seller is bound, or by which any of the property or assets of Seller may be affected.

     FINANCIAL STATEMENTS. The financial statements of Seller as at and for the fiscal years ended December 31, 1995, 1996 and 1997 (copies of which statements are collectively attached hereto as Exhibit 3(c)), are true and correct, having been prepared in accordance with generally accepted accounting principles, are consistent with practices followed for prior periods, and present fairly the financial condition of Seller and the Business at such respective dates and the results of operations for each of the respective periods.

     TAXES. Seller has paid all federal, state, county, local and foreign taxes, including, without limitation, withholding taxes and social security taxes on all employees, sales taxes, license fees, and any charges levied, assessed or imposed upon any of the property of Seller, whether disputed or not, which are now known to be, or are hereafter found to be or to have been due with respect to the conduct of the Business and the ownership of Seller's property. Seller has filed all federal, state, county, local and foreign tax returns required to be filed by it and has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes have become due. Seller shall pay any and all sales and other taxes which may become due and payable within the state of Massachusetts regarding the sale of the Seller Assets to Buyer.

     LITIGATION AND REGULATION. There are no litigations, suits or governmental proceedings, administrative or judicial, pending, nor to the knowledge of Seller threatened, against Seller and/or the Business which might affect the financial condition, business or property of Seller and/or the Business. Neither Seller nor the Business is subject to, or in violation or default in any material respect of, any order, writ, injunction or decree of any court, administrative agency or governmental body and both Seller and the Business are, in all material respects, in compliance with all laws, rules, regulations and orders applicable to the Business and are in possession of all governmental licenses necessary to the conduct of the Business, and such licenses are valid and in full force and effect. There are no unresolved complaints pending against Seller or the Business before any governmental agency.

     TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES.  Except as set forth in
     Exhibit 3(f) attached hereto, Seller has good and marketable title to all of the properties and assets being conveyed to Buyer under this Agreement, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge.

     DUE PERFORMANCE. Seller has performed all obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under, or in violation in any respect of, any agreement, lease or contract which is being assumed by Buyer pursuant to this Agreement or by which Seller or any of its properties or assets may be affected, and no other party is in default thereunder, and Seller is not aware of any condition or event which after notice or lapse of time or both would constitute a default by any party thereto.

     BUSINESS CONDITIONS. Neither Seller nor Rogal has any knowledge of any condition which would have a material adverse effect upon the Business or prevent the Business from being carried on in the future, including but not limited to any notice from any client of Seller that such client does not intend to continue its contract with Seller. Notwithstanding the foregoing, Buyer understands and acknowledges that Seller's clients, from time to time when contracts with Seller expire, solicit bids from competitors of Seller before awarding any future business. Neither Rogal nor Seller make any representation or warranty that any of Seller's clients will continue to do business with Buyer in the future. No stockholder, officer, director or employee of Seller owns, directly or indirectly, any interest in, or is an employee of, any corporation, firm or other business organization which is a competitor of Seller.

     DOCUMENTS. Seller has delivered to Buyer true and correct copies of each of the leases, agreements and other documents referred to in this Agreement or in any Exhibit attached hereto.

     DISCLOSURE. No representation or warranty by Seller in this Agreement or any statement, document or certificate furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     CONTINUATION OF THE BUSINESS. From and after December 31, 1997, the Business has been and will be carried on through the Closing by Seller diligently and in the same manner as the Business was conducted by Seller prior to December 31, 1997, and in the ordinary course of business.

     EMPLOYEES. Except as set forth in Exhibit 3(l), Seller has no written or oral agreement with any employee which cannot be terminated at will. Included in Exhibit 3(l) attached hereto is a list of all of the employees of Seller as well as their compensation, fringe benefits, duties and history of wages.

     CONDITION OF ASSETS. All of the computer software and hardware of the Business are in good operating condition and repair, are and have been during the last year in a condition to satisfactorily service the needs of the Business, and will continue to be in good operating condition and repair and to satisfactorily service the needs of the Business as of the Closing. Buyer understands that Seller has budgeted approximately $45,000.00 for application programming of the computer software during 1998 and $40,000.00 for enhancements for both the applications and network systems. All of the furniture, fixtures and other equipment are being sold in an "as is" condition and are and will be at the Massachusetts and/or Virginia locations on the Closing Date except as set forth in Exhibit 3(m) attached hereto.

     COVENANTS BY SELLER.
     --------------------
     Seller agrees that, from the date hereof to the Closing:

     It will conduct the Business and affairs only in the ordinary course.

     It shall afford to the officers, counsel, accountants and other representatives of Buyer full and free access to Seller's personnel, properties, records and books of account at all reasonable times, and to furnish such officers and representatives all such documents and copies of documents and information as Buyer may reasonably request. The documents, copies and information so furnished Buyer are solely for the purposes of this Agreement, are to be kept strictly confidential until the Closing, and Buyer shall not disclose the same prior to the Closing to anyone other than its authorized officers, employees, agents, counsel and accountants, who shall be advised of these provisions. No investigations by Buyer or any of its representatives shall affect the representations and warranties of Seller and Rogal, and each such representation and warranty shall survive any such investigation.

     Without the prior written consent of Buyer, Seller shall not:

     Increase the rate or form of compensation or fringe benefits to or for the benefit of any agent or employee;

     Make any commitments for capital expenditures nor sell, transfer, invalidate or dispose of any of the assets of the Business, except in the ordinary course of business;

     Incur any indebtedness except in the ordinary course of business, cause any material adverse change to be made in his financial affairs, or allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise; or

     Enter into transactions except in the ordinary course of its business.

     Seller will:

     Keep its property and assets insured consistent with its prior practices in respect thereof;

     Perform in the normal course of business all its obligations under contracts, leases and documents relating to or affecting its employees, assets, properties and business;

     Use its best efforts to preserve intact its business, organization, employees, agencies, clients and goodwill;

     Carry on the Business diligently and substantially in the same manner as heretofore and make or institute no unusual or novel methods of management or operation thereof;

     Not amend any of its leases or other contracts or borrow any money;
     and

     Promptly notify Buyer in writing of any threatened lawsuit, claim or any adverse change or any projected or threatened adverse change in Seller's financial position or operations of the Business.

     REPRESENTATIONS AND WARRANTIES OF BUYER.
     ----------------------------------------
     Buyer represents and warrants to Seller that, as of the date hereof, and as of the date of Closing:

     ORGANIZATION AND STANDING OF BUYER AND AMBASSADORS. Buyer and Ambassadors are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

     AUTHORIZATION. The execution and delivery of this Agreement by Buyer and Ambassadors and the performance of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and Ambassadors, and this Agreement is binding upon and enforceable against Buyer and Ambassadors.

     COMPLIANCE. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Articles of Incorporation or ByLaws of Buyer or Ambassadors, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which they may be bound, or by which any of their property or assets may be adversely affected.

     CONDITIONS TO BUYER'S OBLIGATIONS.
     ----------------------------------
     The obligations of Buyer to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions, any one or more of which may be waived by Buyer:

     BREACH. Buyer shall not have discovered any material error, misstatement or omission in any of the representations or warranties made by Seller and/or Rogal in this Agreement, and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing shall have been complied with and performed in all material respects.

     NO MATERIAL CHANGES. The representations and warranties made by Seller and/or Rogal in Paragraph 3 above shall be correct in all material respects on and as of the Closing with the same force and effect (except as affected by the transactions contemplated herein or otherwise approved in writing by Buyer) as though such representations had been made on and as of the Closing, and none of the covenants contained in Paragraph 4 above shall have been breached in any material respect as of the Closing.

     APPROVALS. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been reasonably approved by counsel for Buyer. Ambassadors' Board of Directors shall have approved this Agreement.

     GOVERNMENTAL REGULATION. No consent, approval, authorization or order of any court or governmental agency or administrative body not obtained and in effect on the Closing shall be required for the consummation of the transactions contemplated by this Agreement, and no regulation, claim, proceeding, investigation or litigation, either administrative or judicial, shall be threatened or pending against Seller or Buyer, or applicable to any of them, which, in the opinion of counsel for Buyer, presents a reasonable probability that the transactions contemplated by this Agreement would be enjoined or prevented, or that the business of Seller would be adversely affected. At the Closing, there shall exist no violations of any federal, state or local law, ordinance or regulation materially affecting the assets, properties or business of Seller.

     EMPLOYMENT AND NON-COMPETITION AGREEMENTS. An employment agreement and a separate non-competition agreement in the forms attached hereto as Exhibits 6(e)(1) and 6(e)(2), respectively, shall have been entered into by Rogal.

     ITEMS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer, in form and substance satisfactory to Buyer, the following:

     A bill of sale conveying the assets and properties to be conveyed by Seller under this Agreement.

     Assignments of the leases and contracts described in Exhibits 1(d) and 1(f) attached hereto, including any consents and approvals required hereunder, by execution of an Assignment and Assumption Agreement in the form attached hereto as Exhibit 2(d).

     Evidence satisfactory to Buyer's counsel that, except as set forth in
     Exhibit in 3(f) attached hereto, no Uniform Commercial Code filings, chattel mortgages, assignments, pledges or other encumbrances have been filed with respect to any of the assets subject to this Agreement in the offices of the Massachusetts Secretary of State or in any other appropriate offices for the filing of such documents.

     A current certificate from the Massachusetts Secretary of State indicating that Seller is in good standing under the laws of that state.

     A certificate, executed and sworn to by Seller and Rogal, confirming that (i) as of the Closing, all of the warranties and representations set forth in this Agreement are true and correct, and all covenants and agreements set forth in this Agreement have been satisfied, (ii) Seller has delivered true, correct and complete original leases, contracts and other agreements assumed by Buyer pursuant to this Agreement and all amendments thereto and (iii) that no adverse changes have occurred with respect to the Business or any assets subject to this Agreement.

     Certified copies of resolutions of all of the shareholders and trustees of Seller.

     Such other documents, instruments and certificates required of Seller as are contemplated herein to effect and complete the Closing.

     In connection with the Ambassadors' shares issued under Paragraph 2(b) above, an executed copy of the investment representations in the form attached hereto as Exhibit 6(f)(8).

     Updated Exhibits as provided for in this Agreement.

     CONSENTS. The landlords under Seller's two office leases, which are being assumed by Buyer under this Agreement, shall have consented to the assignments thereof. Buyer acknowledges that Seller's clients are under no obligation to consent to the assignment to Buyer of their contracts with Seller, and Seller makes no representation or warranty that such consent, where required, can be obtained after the Closing. Notwithstanding the foregoing, Seller and Rogal will cooperate with

     Buyer in obtaining the necessary consents to the assignment of such contracts after the Closing. Buyer is not aware of any reason why any of such clients will not consent to an assignment of their contracts The leases listed in Exhibit 1(d) attached hereto require the consent of the lessors thereunder. At Buyer's option, Seller and Rogal will use their best efforts to assist Buyer in obtaining such consents after the Closing.

     BUYER'S DUE DILIGENCE. Through February 3, 1998, Buyer and its representatives, agents and employees shall conduct such review as they deem appropriate in their sole and absolute discretion of the books, records and affairs of the Seller and the Business. As a condition to Buyer's obligation to consummate this Agreement and the purchase and sale hereunder, Buyer must be completely satisfied with the results of such review. If, for any reason whatsoever, Buyer is not satisfied with such review, Buyer may terminate this Agreement and neither party shall have any obligation hereunder to any of the other parties.

     CONDITIONS TO SELLER'S OBLIGATIONS.
     -----------------------------------
     The obligations of Seller to consummate this Agreement shall be subject to and shall be conditioned upon each of the following conditions, any one or more of which may be waived by Seller:

     BREACH. The representations and warranties made by Buyer shall be correct in all material respects on and as of the Closing with the same force and effect (except as affected by the transactions contemplated herein) as though such representations had been made on and as of the Closing; the covenants of Buyer contained herein shall not have been breached in any material respect as of the Closing; and Buyer shall have delivered to Seller a certificate to such effect signed by its President or Vice President.

     PERFORMANCE. All the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing shall have been complied with and performed.

     CLOSING; EFFECTIVE DATE; TERMINATION.
     -------------------------------------
     The closing of the within purchase and sale ("Closing") shall take place on February 5, 1998, at 10:30 a.m., at the offices of Richman, Lawrence, Mann, Chizever & Phillips, 9601 Wilshire Boulevard, Beverly Hills, California 90210, or at such other place or time as the parties may mutually agree. Notwithstanding the actual Closing Date, the consummation of the purchase and sale transactions provided for in this Agreement shall be deemed to have occurred and be effective as of the close of business on January 31, 1998 ("Effective Date"). Seller and Buyer agree to use their best efforts to bring about the satisfaction of the conditions for Closing specified in this

     Agreement, but if any condition so specified is not satisfied and such condition is not waived in writing by the party for the benefit of whom or which such condition is stated, such party may terminate this Agreement by notice in writing to the other party. Any such conditions not so waived in writing shall nevertheless be deemed to have been waived by the party for the benefit of whom or which such condition is stated, if such party shall not so terminate this Agreement.

     INDEMNIFICATION.
     ----------------
     BY SELLER AND ROGAL. Seller and Rogal, jointly and severally, agree to indemnify, reimburse and hold Buyer harmless against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by Buyer, including reasonable attorneys' fees and expenses (a "Claim"), as a result of the untruth of any representation or the breach of any warranty, covenant or agreement made by Seller and/or Rogal in this Agreement or in any document, exhibit, agreement or certificate given in connection with this Agreement, and the untruth of any certificate required under this Agreement to be delivered by Seller and/or Rogal at the Closing. Buyer shall be entitled to recover any Claim made under this Paragraph 9(a) only to the extent the aggregate amount of all such Claims exceeds $100,000 and then only to the extent of such excess. In Seller's and Rogal's sole discretion, any payments due and owing hereunder may be satisfied by payments of: (i) cash, (ii) shares of common stock of Ambassadors, or (iii) any combination thereof. In the event Seller or Rogal elects to make part or all of such payment in shares of common stock of Ambassadors, the value of such stock shall be deemed the per share price that was calculated at the Closing pursuant to Paragraph 2 hereunder.

     In addition to the indemnification provisions in Paragraph 9(a) above, in the event that the net income before income taxes earned by Buyer from the operations of the Business for the Measurement Period, as determined in accordance with Paragraph 2(e)(2) above, is less than $1,500,000.00, then Seller and Rogal, jointly and severally, shall be obligated to immediately pay to Buyer an amount equal to thirty percent (30%) of the difference between $1,500,000.00 and the actual amount of the net income before income taxes. The aforesaid payment may be made in cash and/or shares of common stock of Ambassadors valued at the greater of the then fair market value of such stock or the Per Share Valuation Price at Seller's election.

     BY BUYER. Buyer hereby agrees to indemnify, reimburse and hold harmless Seller against and from all losses, damages, costs, expenses and deficiencies suffered, incurred or sustained by Seller, including reasonable attorneys' fees and expenses, as a result of the untruth of any representation or the breach of any warranty, covenant or agreement made by it in this Agreement or in any document, exhibit, agreement or certificate given in connection with this Agreement and the untruth of any certificate required under this Agreement to be delivered by it at the Closing.

     MISCELLANEOUS PROVISIONS.
     -------------------------
     NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
     All statements contained in any certificate or other instrument covered by this Agreement, or made on behalf of any party pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations, warranties and agreements provided hereunder. Any representations, warranties and agreements made by the parties hereto shall survive the Closing and continue until the applicable statute of limitations shall have barred any claim thereon and shall be effective regardless of any investigation which may have been made at any time by or on behalf of a party.

     EXHIBITS. Exhibits referred to in this Agreement are hereby made a part hereof.

     PARTIES IN INTEREST AND BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, personal representatives, successors and assigns of Seller, Rogal and Buyer.

     ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement shall not be assignable by any of the parties hereto except with written consent of all other parties hereto. This Agreement may be amended only by written agreement of all the parties hereto.

     NOTICES. Any notice or communication given by any of the parties hereto to the other parties hereto pursuant to this Agreement shall be in writing and delivered, faxed or mailed by certified mail, postage prepaid, as follows:

     If to Seller and/or Rogal, to:

           Andrew Rogal
           c/o Rogal America, Co.
           51 Water Street
           Watertown, Massachusetts 02172
           Fax No. (617) 926-9901

     With a copy to:

           Posternak, Blankstein & Lund
           100 Charles River Plaza
           Boston, Massachusetts 02114
           Attention:  Noel G. Posternak, P.C.
           Fax No. (617) 367-2315

     If to Buyer and/or Ambassadors, to:

           Ambassador Performance Group, Inc.
           One Corporate Plaza, Suite 100
           Newport Beach, California 92660
           Attention: John Ueberroth
           Fax No. (714) 717-5051

       With a copy to:

           Richman, Lawrence, Mann,
             Chizever & Phillips
           9601 Wilshire Boulevard, Penthouse
           Beverly Hills, California 90210
           Attention:  Gerald M. Chizever, Esq.
           Fax No. (310) 274-2831

     or to such other address as hereafter shall be furnished in writing by any of the parties hereto to the other parties hereto.

     ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties, and it shall not be changed or terminated orally. All prior discussions between the parties pertaining to this transaction, both written and oral, are superseded by and merged into this Agreement.

     HEADINGS. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement, or the intent of any provisions thereof.

     COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     FURTHER ACTS. Each party to this Agreement agrees to execute any and all documents and perform any and all acts requested by any of the other parties in order to effectuate or consummate the terms of this Agreement.

     JOINT AND SEVERAL LIABILITY. Any and all obligations or liabilities under this Agreement by Seller and/or Rogal shall be joint and several and each of them guarantees the full and faithful performance of the other as to all terms, conditions, provisions, representations and warranties made by each of them under this Agreement.

     BANK LOAN. If the Closing occurs, Buyer shall assume the Bank Loan; provided, however, if Citizens Bank of Rhode Island does not release Seller and Rogal from the Bank Loan within thirty (30) days after the Closing, Buyer shall forthwith pay off the entire Bank Loan.

     PRICE PROTECTION OF AMBASSADORS COMMON STOCK.  At the end of the two
     (2) year period immediately following the Closing, a calculation shall be made as to the average of the closing prices of Ambassadors common stock on NASDAQ for the last thirty (30) trading days of said period ("Price Average"). If the Price Average is less than eighty-five percent (85%) of the Per Share Valuation Price ("85% Value"), then Buyer shall pay to Seller the amount of the difference between the Price Average and the 85% Value multiplied by the number of Ambassadors shares then owned by Seller. Notwithstanding the foregoing, if, (i) at any time after the first year after the Closing but prior to two years after the Closing, Seller sells, through a normal brokerage transaction, or (ii) at any time within two (2) years after the Closing Seller sells through an underwritten public offering, any of its Ambassadors common stock which it received under this Agreement, and the average of the closing prices of Ambassadors common stock on NASDAQ for the fifteen (15) trading days prior to the date of the sale ("Sale Average") is less than eighty-five percent (85%) of the Per Share Valuation Price ("85% of Sale Average"), then Buyer shall pay to Seller for each share sold the difference between the Sale Average and the 85% of Sale Average. For purposes of this paragraph and Paragraph 2(g), "Seller" includes both Rogal America, Co. and its two stockholders.

     AMBASSADORS GUARANTEE. All obligations of Buyer hereunder are guaranteed by Ambassadors and Ambassadors agrees to be jointly and severally liable with Buyer to Seller and Rogal hereunder.



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                        AMBASSADOR PERFORMANCE GROUP, INC.

                                        By:   /s/ Ronald Merriman
                                              ----------------------------
                                        Its:  President
                                              ----------------------------


                                        AMBASSADORS INTERNATIONAL, INC.

                                        By:   /s/John A. Ueberroth
                                              ----------------------------
                                        Its:  President
                                              ----------------------------


                                        ROGAL AMERICA, CO.

                                        By:   /s/ Andrew Rogal
                                              ----------------------------
                                        Its:  President
                                              ----------------------------


                                              /s/ Andrew Rogal
                                              ----------------------------
                                              ANDREW ROGAL